Exhibit 99.1

NEWS RELEASE
For More Information Contact:
Rodney L. Underdown (913-344-9395)	Peggy Landon (913-344-9315)
Chief Financial Officer	Director of Investor Relations and
Corporate Communications

Compass Minerals Reports Third-Quarter Financial Results
Soft Pre-Season Deicing Demand Reduces Salt Sales;
Specialty Potash Demand Continues to Rebound, Helping to Drive Improved Cash Flow

OVERLAND PARK, Kan. (October 26, 2010) – Compass Minerals (NYSE: CMP) reports the following results of its third-quarter 2010 operations:

•
Sales were $176.0 million compared to $182.3 million in the 2009 quarter, a decline that was primarily due to lower pre-season sales of highway, consumer and professional deicing products in North America, partially offset by a significant increase in demand for specialty potash fertilizer and rock salt used for chemical production.

•
Net earnings for the quarter were $19.3 million, or $0.58 per diluted share, compared to $25.7 million, or $0.77 per diluted share, in the prior-year period, principally reflecting lower sales, higher input costs for selected water conditioning products and the effects of short-term, though significant, reductions in deicing salt production that increased per-unit costs.

•	Salt segment operating earnings declined to $30.7 million from $43.2 million in 2009 while specialty fertilizer operating earnings were flat year-over-year at $11.6 million.
•	Cash flow from operations for the nine months ended September 30, 2010, was $168.1 million compared to $68.5 million in the prior-year period.
•	In October, Compass Minerals entered into a new credit agreement that replaced its revolving credit facility and extended the maturity on a portion of its term loan to 2016.

“Our third-quarter performance headwinds were caused by lower pre-season deicing sales and a start-up delay following the installation of new equipment at our Canadian mine, which is now fully operational.  North American deicing customers reduced pre-season purchases due to carryover inventory from the mild 2009-2010 winter, while lower deicing production has increased our per-unit salt costs,” said Angelo Brisimitzakis, president and CEO of Compass Minerals.  “Specialty fertilizer demand continued to rebound as sulfate of potash sales volume more than doubled for the third quarter, and we announced new plans to further expand our low-cost, solar pond-based SOP production at the Great Salt Lake.  As we move forward, Compass Minerals is well-positioned to take advantage of expected improvements in salt and specialty potash demand.”

Compass Minerals

Compass Minerals Financial Results (in millions, except for earnings per share)
	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Sales	$176.0	$182.3	$712.6	$650.9
Sales less shipping and handling (product sales)	137.2	141.3	534.9	481.4
Operating earnings	32.7	44.7	143.8	174.1
Operating margin	18.6%	24.5%	20.2%	26.7%
Net earnings	19.3	25.7	89.5	101.4
Net earnings, excluding special items*	19.3	25.7	89.5	104.4
Diluted earnings per share	0.58	0.77	2.68	3.05
Diluted earnings per share, excluding special items*	0.58	0.77	2.68	3.14
EBITDA*	43.6	54.1	177.0	199.5
Adjusted EBITDA*	44.9	55.6	180.1	205.8
*These are non-GAAP financial measures.  Reconciliations to GAAP measures of performance are provided in tables at the end of this release.

SALT SEGMENT

Third-quarter salt segment sales were 12 percent lower than in the prior-year quarter, primarily because the company’s highway, consumer and professional deicing customers needed less salt than normal to build their initial inventories for the season’s first snow storms following the unusually mild 2009-2010 winter in the company’s primary North American service areas.  Third-quarter salt operating earnings declined to $30.7 million from $43.2 million in the 2009 quarter, reflecting per-unit cost increases driven by higher ongoing costs for sourced potassium chloride used to produce certain consumer water conditioning products and short-term reductions in deicing salt production, including a two-month interruption at the company’s rock salt mine in Goderich, Ontario caused by a delay in the installation of expansion-related equipment.

The impact of lower pre-season highway deicing sales in North America was partially offset by a substantial increase in lower-priced sales to chlor-alkali customers, which are reported within the highway deicing business, and stronger-than-normal pre-season demand for highway deicing salt in the U.K.  Lower North American demand for all deicing products, including highway deicing salt and packaged deicing products, suppressed the average selling prices of both the highway deicing and consumer and industrial salt businesses.

“Once the first winter snow storms push through our North American service areas, we believe our customers will resume their normal deicing salt purchase patterns,” stated Dr. Brisimitzakis.

Compass Minerals

Salt Segment Performance (in millions, except for sales volumes and prices per short ton)
	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Sales	$136.3	$155.5	$573.4	$542.7
Sales less shipping and handling (product sales)	$102.4	$116.5	$412.6	$380.1
Operating earnings	$30.7	$43.2	$129.7	$139.9
Operating margin	22.5%	27.8%	22.6%	25.8%
Sales volumes (in thousands of tons):
Highway deicing	1,379	1,527	6,723	6,481
Consumer and industrial	571	602	1,625	1,731
Total salt	1,950	2,129	8,348	8,212
Average sales price (per ton):
Highway deicing	$40.23	$43.62	$49.63	$44.36
Consumer and industrial	$141.64	$147.56	$147.58	$147.45
Total salt	$69.91	$73.03	$68.69	$66.09

SPECIALTY FERTILIZER SEGMENT

Sulfate of potash demand was more than double the prior-year quarter, generating a 54 percent increase in specialty fertilizer segment sales, while a return to more sustainable average selling prices contributed to flat specialty fertilizer segment operating earnings.  The 28 percent year-over-year price decline was due to the effects of industry-wide price volatility between the two periods and a substantial increase in lower-priced international sales volumes.

Specialty Fertilizer Segment Performance (in millions, except for sales volumes and prices per short ton)
	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Sales	$36.8	$23.9	$130.9	$100.5
Sales less shipping and handling (product sales)	$31.9	$21.9	$114.0	$93.6
Operating earnings	$11.6	$11.6	$43.5	$63.4
Operating margin	31.5%	48.5%	33.2%	63.1%
Sales volume (in thousands of tons)	73	34	255	112
Average sales price (per ton)	$506	$706	$513	$897

Compass Minerals

OTHER FINANCIAL HIGHLIGHTS

Interest expense declined 12 percent from the 2009 quarter due to lower average interest rates on the company’s long-term borrowings.  The company used $3.0 million of cash from operations in the current quarter compared to a use of $19.8 million in the third quarter of 2009 and, year to date, cash flow from operations has improved by almost $100 million, largely due to a reduction of SOP inventory in the current year contrasted with the company’s build of SOP inventory in the 2009 period.  The company typically uses cash in the third quarter of the year as it builds deicing salt inventories in advance of peak winter demand.

OUTLOOK

The bidding process for North American highway deicing contracts for the 2010-2011 winter season is essentially complete with market-wide bid volume approximately 3 percent lower than last season and approximately flat average bid prices.  However, if weather is normal in the company’s primary service areas, winter-season sales and earnings should be greater than the 2009-2010 winter season despite higher per-ton salt production costs.  The salt-segment cost headwinds are primarily due to reduced production during 2010, which helped to right-size deicing inventories in advance of the winter season, and the expansion-related production delay at the company’s Goderich, Ontario mine.  When the current deicing salt inventories have been depleted, salt production costs are expected to normalize, though the higher costs for sourced potassium chloride are expected to persist.

Sulfate of potash demand is expected to continue to rebound, and the company anticipates fourth-quarter sales volumes to be approximately double fourth-quarter 2009 demand.  In addition, Compass Minerals introduced an SOP price increase of $20 per ton that will take effect on all shipments beginning November 1, 2010.

A summary of the company’s third-quarter performance and an updated company overview are available on the company’s website at www.CompassMinerals.com/Presentation.

Conference Call

The company will discuss its results on a conference call tomorrow, Wednesday, October 27, at 9:00 a.m. ET.   To access Compass Minerals’ conference call, interested parties should visit the company’s website at www.CompassMinerals.com or dial (877) 228-7138.  Callers must provide the conference ID number 18644826.  Outside of the U.S. and Canada, callers may dial (706) 643-0377.  Replays of the call will be available on the company’s website for two weeks.  The replay can also be accessed by phone for seven days at (800) 642-1687, conference ID 18644826.   Outside of the U.S. and Canada, callers may dial (706) 645-9291.

Compass Minerals

About Compass Minerals

Based in the Kansas City metropolitan area, Compass Minerals is a leading producer of minerals, including salt, sulfate of potash specialty fertilizer and magnesium chloride.  The company provides highway deicing salt to customers in North America and the United Kingdom and specialty fertilizer to growers worldwide.  Compass Minerals also produces consumer deicing and water conditioning products, ingredients used in consumer and commercial foods, and other mineral-based products for consumer, agricultural and industrial applications.  Compass Minerals also provides records management services to businesses throughout the U.K.

Non-GAAP Measures

Management uses a variety of measures to evaluate the company’s performance.  While the consolidated financial statements, taken as a whole, provide an understanding of the company’s overall results of operations, financial condition and cash flows, management analyzes components of the consolidated financial statements to identify certain trends and evaluate specific performance areas.  In addition to using U.S. Generally Accepted Accounting Principles (“GAAP”) financial measures, such as gross profit, net earnings and cash flows generated by operating activities, management uses EBITDA and EBITDA adjusted for items which management believes are not indicative of the company’s ongoing operating performance (“adjusted EBITDA”), both non-GAAP financial measures, to evaluate the operating performance of the company’s core business operations because its resource allocation, financing methods and cost of capital, and income tax positions are managed at a corporate level, apart from the activities of the operating segments, and the operating facilities are located in different taxing jurisdictions, which can cause considerable variation in net income.  The company also uses EBITDA and adjusted EBITDA to assess its operating performance and return on capital against other companies, and to evaluate expected returns on potential acquisitions or other capital projects.  EBITDA and adjusted EBITDA are not calculated under GAAP and should not be considered in isolation or as a substitute for net income, cash flows or other financial data prepared in accordance with GAAP or as a measure of overall profitability or liquidity.  EBITDA and adjusted EBITDA exclude interest expense, income taxes and depreciation and amortization, each of which is an essential element of the company’s cost structure and cannot be eliminated.  Furthermore, adjusted EBITDA excludes other cash and non-cash items of other (income) expense.  The company’s borrowings are a significant component of its capital structure, and interest expense is a continuing cost of debt.  The company is also required to pay income taxes, a required and on-going consequence of our operations.   The company has a significant investment in capital assets, and depreciation and amortization reflect the utilization of those assets in order to generate revenues.  Consequently, any measure that excludes these elements has material limitations.  While EBITDA and adjusted EBITDA are frequently used as measures of operating performance, these terms are not necessarily comparable to similarly titled measures of other companies due to the potential inconsistencies in the method of calculation.  The calculation of EBITDA and adjusted EBITDA as used by management is set forth in the following table.

Compass Minerals

Excluding special items from net earnings is meaningful to investors because it provides insight with respect to the ongoing operating results of the company.  Special items include costs to redeem senior subordinated discount notes and refinancing costs in 2009.  Management’s calculations of these measures are set forth in the following tables.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and involve risks and uncertainties that could cause the company's actual results to differ materially. The differences could be caused by a number of factors including those factors identified in the "Risk Factors" sections of our Annual and Quarterly Reports on Forms 10-K and 10-Q.  The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments.

Reconciliation for EBITDA and Adjusted EBITDA (unaudited) (in millions)
	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Net earnings	$19.3	$25.7	$89.5	$101.4
Income tax expense	6.8	11.5	34.7	46.3
Interest expense	5.3	6.0	16.5	20.1
Depreciation, depletion and amortization	12.2	10.9	36.3	31.7
EBITDA	$43.6	$54.1	$177.0	$199.5
Adjustments to EBITDA:
Other expense(1)	1.3	1.5	3.1	6.3
Adjusted EBITDA	$44.9	$55.6	$180.1	$205.8

(1) Includes costs of $5.0 million in the second-quarter of 2009 to redeem $90 million of our 12-percent senior subordinated notes. Also includes interest income and foreign exchange gains and losses in all periods.

Reconciliation for Net Earnings, Excluding Special Items (unaudited) (in millions)
	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Net earnings	$19.3	$25.7	$89.5	$101.4
Note redemption costs, net of tax(1)	–	–	–	3.0
Net earnings, excluding special items	$19.3	$25.7	$89.5	$104.4

(1) Includes pre-tax costs of $5.0 million in the second-quarter of 2009 to redeem $90 million of our 12-percent senior subordinated notes.

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in millions, except share data)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

Sales	$176.0	$182.3	$712.6	$650.9
Shipping and handling cost	38.8	41.0	177.7	169.5
Product cost	83.8	74.7	327.0	244.5
Gross profit	53.4	66.6	207.9	236.9

Selling, general and administrative expenses	20.7	21.9	64.1	62.8
Operating earnings	32.7	44.7	143.8	174.1

Other expense:
Interest expense	5.3	6.0	16.5	20.1
Other, net	1.3	1.5	3.1	6.3
Earnings before income taxes	26.1	37.2	124.2	147.7
Income tax expense	6.8	11.5	34.7	46.3
Net earnings	$19.3	$25.7	$89.5	$101.4

Basic net earnings per share	$0.58	$0.77	$2.68	$3.05
Diluted net earnings per share	$0.58	$0.77	$2.68	$3.05
Cash dividends per share	$0.39	$0.355	$1.17	$1.065

Weighted-average shares outstanding (in thousands): (1)
Basic	32,774	32,593	32,727	32,557
Diluted	32,785	32,609	32,740	32,583

(1)  The company calculates earnings per share using the two-class method to account for its stock awards that receive non-forfeitable dividends. As a result, the above basic and diluted weighted shares outstanding do not include 597,000 and 629,000 participating securities in the three-month and nine-month periods ending September 30, 2010, respectively, and 703,000 and 709,000 in the three-month and nine-month periods ending September 30, 2009, respectively.

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions)

	September 30, 2010	December 31, 2009

ASSETS
Cash and cash equivalents	$68.9	$13.5
Receivables, net	97.4	167.5
Inventories	242.5	273.2
Other current assets	25.0	29.2
Property, plant and equipment, net	507.8	463.8
Intangible and other noncurrent assets	59.7	56.6
Total assets	$1,001.3	$1,003.8

LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities	$121.2	$184.6
Long-term debt, net of current portion	483.7	486.6
Deferred income taxes and other noncurrent liabilities	111.0	109.5
Total stockholders' equity	285.4	223.1
Total liabilities and stockholders' equity	$1,001.3	$1,003.8

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in millions)

	Nine Months Ended September 30,

	2010	2009
Net cash provided by operating activities	$168.1	$68.5

Cash flows from investing activities:
Capital expenditures	(77.1)	(53.6)
Purchase of a business	–	(3.6)
Other, net	(1.0)	(0.6)
Net cash used in investing activities	(78.1)	(57.8)

Cash flows from financing activities:
Issuance of long-term debt	–	97.5
Principal payments on long-term debt	(2.9)	(92.8)
Revolver activity	–	(8.6)
Tender and call premiums and fees paid to refinance debt	–	(6.5)
Dividends paid	(39.0)	(35.3)
Proceeds received from stock option exercises	3.0	2.2
Excess tax benefits from equity compensation awards	2.6	2.3
Other, net	–	(1.1)
Net cash used in financing activities	(36.3)	(42.3)
Effect of exchange rate changes on cash and cash equivalents	1.7	10.2
Net change in cash and cash equivalents	55.4	(21.4)
Cash and cash equivalents, beginning of the period	13.5	34.6

Cash and cash equivalents, end of period	$68.9	$13.2

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION (unaudited)
(in millions)

Three Months Ended September 30, 2010	Salt	Specialty Fertilizer	Corporate and Other(a)	Total
Sales to external customers	$136.3	$36.8	$2.9	$176.0
Intersegment sales	0.2	0.9	(1.1)	–
Shipping and handling cost	33.9	4.9	–	38.8
Operating earnings (loss)	30.7	11.6	(9.6)	32.7
Depreciation, depletion and amortization	8.2	2.9	1.1	12.2
Total assets	690.2	245.0	66.1	1,001.3

Three Months Ended September 30, 2009	Salt	Specialty Fertilizer	Corporate and Other(a)	Total
Sales to external customers	$155.5	$23.9	$2.9	$182.3
Intersegment sales	0.1	1.8	(1.9)	–
Shipping and handling cost	39.0	2.0	–	41.0
Operating earnings (loss)	43.2	11.6	(10.1)	44.7
Depreciation, depletion and amortization	7.8	2.1	1.0	10.9
Total assets	599.5	223.0	76.0	898.5

Nine Months Ended September 30, 2010	Salt	Specialty Fertilizer	Corporate and Other(a)	Total
Sales to external customers	$573.4	$130.9	$8.3	$712.6
Intersegment sales	0.5	2.8	(3.3)	–
Shipping and handling cost	160.8	16.9	–	177.7
Operating earnings (loss)	129.7	43.5	(29.4)	143.8
Depreciation, depletion and amortization	24.9	8.1	3.3	36.3

Nine Months Ended September 30, 2009	Salt	Specialty Fertilizer	Corporate and Other(a)	Total
Sales to external customers	$542.7	$100.5	$7.7	$650.9
Intersegment sales	0.4	7.3	(7.7)	–
Shipping and handling cost	162.6	6.9	–	169.5
Operating earnings (loss)	139.9	63.4	(29.2)	174.1
Depreciation, depletion and amortization	21.9	6.6	3.2	31.7

a) “Corporate and Other” includes corporate entities, the records management business and eliminations. Corporate assets include deferred tax assets, deferred financing fees, investments related to the non-qualified retirement plan and other assets not allocated to the operating segments.